Exhibit 10.29

TECHNOLOGY EVALUATION AND

MASTER DEVELOPMENT AGREEMENT

This Technology Evaluation and Master Development Agreement (the “Agreement”) is made as of the 13th day of September, 2011 (the “Effective Date”) by and between The Scotts Company LLC, an Ohio limited liability company, having its principal place of business at 14111 Scottslawn Road, Marysville, Ohio 43041, U.S.A. (“Scotts”), and Marrone Bio Innovations, Inc., a Delaware corporation, having its principal place of business at 2121 Second Street, Suite 107B, Davis, California 95618, U.S.A. (“MBI”). Each of Scotts and MBI is sometimes individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS, Scotts is a leading provider of high-quality branded consumer lawn, garden, and household pest control products and services.

WHEREAS, MBI is a leading innovator that discovers, develops, and markets effective and environmentally responsible natural products that focus on unmet needs for weed, pest, and plant disease management.

WHEREAS, the Parties desire to enter into this Agreement, under which MBI grants to Scotts certain rights in the Consumer Market (defined below) to the MBI Technology Portfolio (defined below) so that Scotts may evaluate the MBI Technology Portfolio for potential commercialization by Scotts in the Consumer Market; and, in furtherance thereof, the Parties may undertake, as applicable, certain collaborative development activities under one or more Development Projects (defined below) as detailed in a corresponding Project Plan (defined below), each Project Plan being an addendum to this Agreement and incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1.

STRUCTURE; DEFINITIONS

1.1 Agreement Components. The Parties intend to negotiate and potentially enter into one or more related agreements in the form of addenda to this Agreement (each of such executed addenda shall be referred to as a “Project Plan”), and such Project Plans, if entered into, will incorporate the terms of this Agreement and will be incorporated herein by reference subject to the terms and conditions hereof.

1.2 Conflicts. In the event of a conflict between this Agreement and a Project Plan, the terms of this Agreement shall govern unless an individual Project Plan expressly and specifically notes the deviations from the terms of this Agreement.

1.3    Definitions. The capitalized terms set forth below shall have the meanings indicated. Other capitalized terms defined elsewhere in this Agreement shall have the meaning ascribed to such terms when capitalized.

1.3.1    “Ag Market” shall mean the market(s) for direct or indirect sale or provision of pest and weed control or plant disease management products or services for use in commercial agriculture, including but not limited to applications for foliar, soil, root, seed, plant health, plant protection and/or fertility, and also including without limitation commercial turf and ornamental markets.

1.3.2    “Aquatic Market” shall mean the market(s) for direct or indirect sale or provision of aquatic pest control products or services for use in non-residential and non-individual consumer applications, including but not limited to applications in industrial plants, power generation plants, open water, lakes and lake associations, fisheries, golf courses and ballast or containment treatments.

1.3.3    “Background IP” shall mean any improvement, device, prototype, product, active ingredient, formulation, apparatus, system, method, process, technique, invention, know-how, Trade Secret, Confidential Information, or other technical, industrial, or intellectual property, for which the Intellectual Property Rights became owned or licensed by a Party prior to the Effective Date of this Agreement, or, outside the scope of any Development Project if after the Effective Date of this Agreement, whether protectable or not in the United States or abroad by Intellectual Property Rights.

1.3.4    “Commercial Supply and License Agreement” shall have the meaning attributed to it in Section 5.1 hereof.

1.3.5    “Confidential Information” shall have the meaning attributed to it in Section 7.1 hereof.

1.3.6    “Consumer Market” shall mean the market(s) for direct or indirect sale or provision of consumer lawn, garden, and outdoor living products, including, without limitation, plants, flowers, trees and shrubs, fertilizer, fertilizer combination products, seed, growing media (including, without limitation, peat and/or coir products, soil conditioning agents, turf dressings, compost, mulches, combination growing media and bark), plant foods, wetting agents, plant protection products, pesticides, herbicides, insecticides, fungicides, rodenticides, repellents, bird food, residential outdoor surface cleaners, residential aquatic pest control and related treatments, and durable applicators, through retail channels for end-use by consumers, as will be further narrowed by the Parties by reference to a combination of certain parameters, such as package size, labeling, advertising, positioning and classification within store, price, and targeted end user, as is customary for such consumer lawn, garden, and outdoor living products. For purposes of clarity, the “Consumer Market” shall expressly exclude the Ag Market, the Aquatic Market, and the Professional Market.

1.3.7    “Declined MBI Technology” shall have the meaning attributed to it in Section 3.3.3 hereof.

1.3.8    “Development IP” shall mean any improvement, device, prototype, product, active ingredient, formulation, apparatus, system, method, process, invention, know-how, Trade Secret, Confidential Information, or other technical, industrial, or intellectual property, that is conceived or first reduced to practice during a Development Project under this Agreement and an executed Project Plan, whether protectable or not in the United States or abroad by Intellectual Property Rights; except that Development IP shall expressly exclude any improvements made anytime by anyone to active ingredient compounds within the Intellectual Property Rights owned or licensed by MBI prior to the Effective Date of this Agreement or outside the scope of any Development Project if owned or licensed by MBI after the Effective Date of this Agreement.

1.3.9 “Development Project” shall mean any development activities specific to commercialization in the Consumer Market in the Territory that may be required for an MBI Proposed Technology, or, any other collaborative development activities as may be proposed by the Project Management Committee, if mutually agreed by the Parties, which shall be governed by a corresponding Project Plan that is duly executed on behalf of the Parties.

1.3.10  “Disputes” shall have the meaning attributed to it in Section 12.8 hereof.

1.3.11  “Exclusivity Fee” shall have the meaning attributed to it in Section 2.4 hereof.

1.3.12  “Exclusivity Grant” shall have the meaning attributed to it in Section 2.1 hereof.

1.3.13  “Exclusivity Period” shall have the meaning attributed to it in Section 2.3 hereof.

1.3.14  “Intellectual Property Rights” or “IP Rights” shall mean any and all: (i) patents, patent applications, copyrights, trademarks, trade names, domain names, goodwill associated with trademarks and trade names, and designs; (ii) rights relating to inventions, innovations, know-how, Trade Secrets, and confidential, technical, and non-technical information; (iii) moral rights, mask work rights, author’s rights, and rights of publicity; and (iv) other industrial, proprietary, and intellectual property related rights anywhere in the world, that exist as of the Effective Date or hereafter come into existence, and all applications for, renewals of and extensions of the foregoing, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant laws.

1.3.15 “Joint Development IP” shall have the meaning attributed to it in Section 8.2.3 hereof.

1.3.16 “Legacy Agreement” shall have the meaning attributed to it in Section 2.6 hereof.

1.3.17 “MBI Background IP” shall mean Background IP for which the Intellectual Property Rights became owned or licensed by MBI prior to the Effective Date of this Agreement, or, outside the scope of any Development Project if after the Effective Date of this Agreement. Further, notwithstanding anything to the contrary in this Agreement, MBI Background IP shall also include any improvements made anytime by anyone to active ingredient compounds within the Intellectual Property Rights owned or licensed by MBI prior to the Effective Date of this Agreement or outside the scope of any Development Project if owned or licensed by MBI after the Effective Date of this Agreement.

1.3.18 “MBI Development IP” shall have the meaning attributed to it in Section 8.2.2 hereof.

1.3.19 “MBI Proposed Technology” shall have the meaning attributed to it in Section 3.1 hereof.

1.3.20 “MBI Technology Portfolio” shall mean any and all products or technologies, including but not limited to any improvement, device, prototype, product, active ingredient, formulation, apparatus, system, method, process, invention, know-how, Trade Secret, Confidential Information, or any other technical, industrial, or intellectual property, and the Intellectual Property Rights related thereto, owned or controlled by MBI, whether existing as of the Effective Date or otherwise later conceived during the Exclusivity Period, including but not limited to the MBI Background IP.

1.3.21 “MTA” shall mean that certain Materials Transfer, Confidentiality and Evaluation Agreement dated May 2, 2011 by and between the Parties.

1.3.22 “Professional Market” shall mean the market(s) for direct or indirect sale or provision of pest control or plant disease management products or services through non-retail channels for end-use by professional service providers in residential and non-residential applications.

1.3.23 “Project Management Committee” shall have the meaning attributed to it in Section 6.1 hereof.

1.3.24 “Project Plan” shall mean the specific terms and conditions, as may be agreed upon in writing by the Parties, that govern a corresponding Development Project, and which shall be incorporated by reference into this Agreement pursuant to Section 1.1 hereof.

1.3.25 “Scotts Background IP” shall mean Background IP for which the Intellectual Property Rights became owned or licensed by Scotts prior to the Effective Date of this Agreement, or, outside the scope of any Development Project if after the Effective Date of this Agreement.

1.3.26 “Scotts Development IP” shall have the meaning attributed to it in Section 8.2.1 hereof. Scotts Development IP shall not include improvements to MBI Background IP.

1.3.27 “Term” shall have the mean attributed to it in Section 10.1 hereof.

1.3.28 “Territory” shall mean worldwide, except as prohibited by applicable laws or regulations.

1.3.29 “Trade Secret” shall mean: information including, but not limited to, technical or nontechnical data, a formula pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers which: (i) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

Article 2.

EXCLUSIVITY

2.1    Grant of Exclusivity.  MBI hereby grants to Scotts, and Scotts hereby accepts, a first and exclusive right, during the Exclusivity Period, to evaluate, develop, and negotiate with MBI for a separate mutually agreeable Commercial Supply and License Agreement with respect to, the MBI Technology Portfolio, for potential commercialization within the Consumer Market in the Territory, subject to the terms and conditions of this Agreement (the “Exclusivity Grant”).

2.2    Exclusivity.  During the Exclusivity Period, MBI hereby covenants and agrees that, except for any Declined MBI Technology, MBI will not grant to a third party any right, during the Exclusivity Period, to evaluate, develop, or negotiate with MBI for any agreement providing rights with respect to, the MBI Technology Portfolio, for potential commercialization within the Consumer Market in the Territory, nor will MBI assign, license, or otherwise transfer to or for the benefit of a third party any right in or to, or otherwise take any action to encumber, in whole or in part, the MBI Technology Portfolio, or any Intellectual Property Rights related thereto, to any extent or in any manner that is inconsistent with or in violation of Scotts’ exclusive rights under the Exclusivity Grant; provided, that nothing herein shall limit MBI’s ability to grant a security interest in any of its property, including the Intellectual Property Rights, in connection with any bank or similar financing.

2.3     Exclusivity Period.  Subject to each Party’s right to terminate pursuant to Section 2.5 hereof and provided that Scotts fully and timely pays MBI the Exclusivity Fee according to the payment schedule pursuant to Section 2.4 hereof, the Exclusivity Period shall run from the Effective Date for a period of five (5) years (the “Exclusivity Period”).

2.4     Exclusivity Fee. Subject to each Party’s right to terminate the Exclusivity Period pursuant to Section 2.5 hereof, and in consideration for the Exclusivity Grant, Scotts shall pay MBI the following payments according to the following schedule and subject to the respective conditions (collectively, the “Exclusivity Fee”):

(a) A first and non-refundable payment in the amount of [*****], to be paid [*****].

(b) A second non-refundable payment in the amount of [*****], to be paid [*****] (the “Second Exclusivity Fee Payment”).

(c) A third non-refundable payment in the amount of [*****], to be paid [*****] (the “Third Exclusivity Fee Payment”).

(d) An additional non-refundable payment in the amount of [*****], to be paid upon the [*****] (the “Commercialization Fee Payment”). For purposes of clarity, no additional payment is due under this Section 2.4 for any subsequent commercialization(s) in the Consumer Market of any additional products or technologies within the MBI Technology Portfolio.

2.5    Early Termination of the Exclusivity Period.

2.5.1    Declined MBI Technologies.    The Exclusivity Period and the Exclusivity Grant shall automatically terminate with respect to each and every MBI Proposed Technology that becomes a Declined MBI Technology pursuant to Section 3.3.3 hereof.

2.5.2    Scotts’ Right to Terminate Exclusivity.    Scotts may, at its sole discretion and for any or no reason (for example, but not limited to, if an MBI Proposed Technology fails to meet Scotts’ efficacy criteria, business model expectations, or other performance or success criteria, etc.), terminate the Exclusivity Period and the Exclusivity Grant in its entirety, except for any Legacy Agreements, by giving MBI prior written notice that Scotts will not pay the Second Exclusivity Fee Payment and/or the Third Exclusivity Fee Payment and thereby is terminating the Exclusivity Period and the Exclusivity Grant in its entirety, except for any Legacy Agreements, effective as of the date the first of such payments not paid otherwise would have been due.

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2.5.3    MBI’s Right to Terminate Exclusivity.  MBI may terminate the Exclusivity Period and the Exclusivity Grant, in its entirety except for any Legacy Agreements, in the event that Scotts materially defaults in performing any obligation under this Agreement or otherwise is in breach of any material provision of this Agreement (for example, but not limited to, failure by Scotts to timely make any payment of the Exclusivity Fee), and such default or breach continues unremedied for a period of thirty (30) days following written notice from MBI to Scotts of such default or breach, such termination being effective as of the end of the thirty (30) day period such default or breach continues unremedied, or if such default or breach is incapable of cure then such termination shall be immediately effective upon such written notice. During the cure period, if any, neither Party may suspend its performance under this Agreement.

2.6    Effect of Early Termination or Expiration of Exclusivity Period; Legacy Agreements.  Unless otherwise agreed in writing by the Parties, and notwithstanding any other provision herein to the contrary, early termination or expiration of the Exclusivity Period and Exclusivity Grant under this Section 2 shall have no impact or effect on the Parties’ rights and obligations regarding exclusivity specifically with respect to any Project Plan or Commercial Supply and License Agreement that is entered into by the Parties pursuant to this Agreement prior to the date of such early termination or expiration of the Exclusivity Period and Exclusivity Grant (each, a “Legacy Agreement”). Any such Legacy Agreement shall remain in effect and shall continue pursuant to its respective terms and conditions, and any applicable terms and conditions of this Agreement, including any such terms and conditions regarding exclusivity. Moreover, in the event any such Legacy Agreement results in the first commercialization in the Consumer Market by Scotts of an herbicide or insecticide as contemplated under Section 2.4(d) hereof, Scotts shall be obligated to pay MBI the Commercialization Fee Payment, notwithstanding the early termination or expiration of the Exclusivity Period and Exclusivity Grant.

Article 3.

EVALUATION

3.1    Disclosure of MBI Technology Portfolio; Written Notice of MBI Proposed Technology(ies).    During the Exclusivity Period, MBI shall give to Scotts written notice, which may be delivered via electronic mail, indicating that a product or technology within the MBI Technology Portfolio has been determined by MBI to be ready to be commercialized, or is otherwise available for consideration for potential commercialization, in the Consumer Market in the Territory. If MBI, as of the Effective Date, is commercializing (itself or through a third party) any product or technology within the MBI Technology Portfolio in any of the Ag Market, Aquatic Market, or Professional Market, or, subsequently during the Exclusivity Period, determines to commercialize (itself or through a third party) any product or technology within the MBI Technology Portfolio in any of the Ag Market, Aquatic Market, or Professional Market, MBI shall give to Scotts written notice, which may be via electronic mail, indicating that such product or technology within the MBI Technology Portfolio is available for evaluation by Scotts for potential commercialization in the Consumer Market in the Territory (inclusive of the preceding sentence in this Section 3.1, each such individual product or technology matter within the MBI Technology Portfolio identified and disclosed to Scotts in writing by MBI under this Section 3.1, an “MBI Proposed Technology”).

3.2     Evaluation by Scotts.    Scotts shall evaluate each MBI Proposed Technology for potential commercialization in the Consumer Market in the Territory as provided herein.

3.2.1  Evaluation under MTA.  The scope and extent of any such evaluation shall be at Scotts’ sole discretion, subject to Scotts’ obligation to provide written notice pursuant to Section 3.3 hereof, and provided that any evaluation by Scotts shall be conducted pursuant to the terms and conditions, including without limitation the confidentiality provisions, of that certain Materials Transfer, Confidentiality and Evaluation Agreement dated May 2, 2011 by and between the Parties (the “MTA”), which is incorporated herein by reference.

3.2.2    Cooperation by MBI.  As may be reasonably requested by Scotts, MBI shall provide Scotts with reasonable assistance and cooperation to facilitate Scotts’ efforts in carrying out any evaluation pursuant to this Section 3.2. To the extent any evaluation by Scotts is delayed as a direct result of a delay by MBI in providing such reasonable assistance and cooperation after written notice from Scotts detailing its request, Scotts’ obligation to provide written notice pursuant to Section 3.3 hereof shall extend for a period of time commensurate to such delay, such extension to in no event be for longer than three (3) months.

3.3    Scotts’ Written Notice of Interest in Commercializing.  Within [*****] from receiving written notice from MBI regarding an MBI Proposed Technology, which [*****] period may be extended by mutual written agreement of the Parties for a reasonable period of time to accommodate agronomic requirements or limitations for performing an evaluation pursuant to Section 3.2 hereof, Scotts shall give written notice, which may be delivered via electronic mail, to MBI indicating whether Scotts has interest, or not, in commercializing such MBI Proposed Technology in the Consumer Market in the Territory, and, if so, whether Scotts believes additional development activities specific to commercialization in the Consumer Market in the Territory may be required as specified in Article 4 hereof.

3.3.1    Additional Development Required to Commercialize.  If Scotts indicates in such written notice to MBI that Scotts believes additional development activities specific to commercialization in the Consumer Market in the Territory may be required for such MBI Proposed Technology, the Parties shall determine, via the Project Management Committee, whether or not such additional development is required pursuant to Article 4 hereof.

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3.3.2    No Additional Development Required to Commercialize.  If Scotts indicates in such written notice to MBI, or if the Parties otherwise determine pursuant to Article 4 hereof, that no additional development activities specific to commercialization in the Consumer Market in the Territory are required for such MBI Proposed Technology, the Parties shall proceed with good faith negotiations of a separate mutually agreeable Commercial Supply and License Agreement pursuant to Article 5 hereof.

3.3.3    No Interest in Commercializing; Declined MBI Technology.  If Scotts indicates in such written notice that Scotts has no interest in commercializing such MBI Proposed Technology in the Consumer Market in the Territory, or if Scotts fails to timely reply within such [*****] period, then, in each case, such MBI Proposed Technology shall be deemed declined by Scotts and discharged from the rights and obligations of the Exclusivity Grant (each, a “Declined MBI Technology”), and, effective immediately, the Exclusivity Period and Exclusivity Grant with respect to such Declined MBI Technology shall terminate, and MBI shall be free to explore the possibility of commercializing any such Declined MBI Technology in the Consumer Market in the Territory with a third party and such Declined MBI Technology shall be free from further restriction or limitation of any kind under this Agreement or otherwise.

Article 4.

DEVELOPMENT

4.1    Development Projects under Project Plans.  If Scotts indicates in written notice to MBI, pursuant to Article 3 hereof, that additional development activities specific to commercialization in the Consumer Market may be required for an MBI Proposed Technology, or, if the Project Management Committee otherwise proposes that the Parties undertake any other collaborative development activities, the Parties shall determine, via the Project Management Committee, and if mutually agreed then put in writing in a corresponding Project Plan that is duly executed on behalf of the Parties, the scope and extent of any such development activities that shall be performed as a Development Project under this Agreement.

4.1.1    Requirements for Project Plans.  The Parties agree that this Agreement provides the general framework for collaborative development activities between the Parties as one or more Development Projects, and that any special terms for each of such Development Projects shall be set forth in a corresponding Project Plan executed and delivered by the Parties.

4.1.2    Content of Project Plans.  In any Project Plan, the Parties shall consider including terms addressing the following:

(a) a statement of the Parties’ specific responsibilities, deliverables, and obligations.

(b) timelines and milestones for deliverables and obligations.

(c) the financial and other contributions of the Parties and related operating budgets.

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(d) the Parties’ respective rights in the output of the Parties’ collaborative development activities.

(e) the agreed upon territory.

(f) the term of the Project Plan and any renewal or termination rights;

(g) any other terms and conditions that the Parties deem necessary or appropriate with respect to the subject of such Project Plan.

(h) any deviations from the terms of this Agreement.

4.2        Development Responsibilities.   Each Party shall have responsibility for all development activities attributed to it under a Development Project in the corresponding Project Plan.

4.2.1    General Responsibilities - MBI.  Subject at all times to the terms and conditions of this Agreement and of any specific executed Project Plan, it is anticipated that MBI shall have responsibility under this Agreement and under any executed Project Plan for the following:

(a) Development of effective and environmentally responsible natural products that focus on unmet needs for weed, pest, and plant disease management, as well as technologies for the commercially feasible manufacture of such products, that MBI, in its sole discretion, deems suitable for potential commercialization in the Ag Market in one or more countries or regions within the Territory.

(b) Toxicology work and regulatory registrations of active ingredient(s) and final formulation(s) of all MBI Proposed Technology for the Ag Market.

(c) Formulation and stability work of all MBI Proposed Technology for the Ag Market.

(d) Biology / field testing commonly performed for potential commercialization in the Ag Market for all MBI Proposed Technology.

(e) Reasonable support, assistance, and cooperation to facilitate Scotts’ efforts in carrying out any activities, such as evaluation or development activities, under this Agreement.

(f) Any additional responsibilities in connection with development activities under a Development Project as described in a corresponding Project Plan.

4.2.2    General Responsibilities - Scotts. Scotts shall have responsibility under this Agreement, generally, and under any executed Project Plan, specifically, unless expressly and specifically stated otherwise by the Parties in such executed Project Plan, for at least the following:

(a) All formulation and application work specific to potential commercialization in the Consumer Market of an MBI Proposed Technology.

(b) All toxicology work specific to potential commercialization in the Consumer Market of an MBI Proposed Technology.

(c) All regulatory registration specific to potential commercialization in the Consumer Market of an MBI Proposed Technology.

(d) All biology / field testing specific to potential commercialization in the Consumer Market of an MBI Proposed Technology.

(e) Any additional responsibilities in connection with development activities under a Development Project as described in a corresponding Project Plan.

4.3    Development Costs and Expenses.

4.3.1     Ag Market – Costs Borne by MBI.  Unless otherwise agreed by the Parties in an applicable executed Project Plan, MBI, at its sole discretion, shall bear any and all costs and expenses in connection with development of an MBI Proposed Technology for potential commercialization in the Ag Market.

4.3.2    Consumer Market – Costs Borne by Scotts.  Unless otherwise agreed by the Parties in an applicable executed Project Plan, Scotts shall bear any and all costs and expenses in connection with development of an MBI Proposed Technology for potential commercialization in the Consumer Market.

4.4    Project Duration.  The duration of any Development Project shall be defined in the corresponding executed Project Plan. Unless otherwise agreed in writing by the Parties, even upon expiration or termination of the Exclusivity Period pursuant to Article 2 above, any Project Plan executed prior to such early termination or expiration of the Exclusivity Period shall remain in effect and shall continue pursuant to the terms and conditions of the corresponding Project Plan.

Article 5.

COMMERCIALIZATION

5.1    Commercial Supply and License Agreement.  For any MBI Proposed Technology, which is not a Declined MBI Technology, for which Scotts indicates in writing to MBI pursuant to Section 3.3 above that Scotts has interest in commercializing in the Consumer Market, the Parties shall proceed, in accordance with the provisions of this Article 5, in good faith with negotiations of a separate mutually agreeable commercial supply and license agreement under which MBI would supply a suitable form (e.g., a technical grade active ingredient, a final formulation, etc.) of such MBI Proposed Technology to Scotts for incorporation into a finished product for commercialization by Scotts in the Consumer Market in the Territory on an exclusive basis (each, a “Commercial Supply and License Agreement”).

5.2    Negotiation Period.  Unless otherwise agreed in writing by the Parties, as part of a Project Plan or otherwise, the Parties shall proceed in good faith with negotiations of a separate mutually agreeable Commercial Supply and License Agreement in connection with a specific MBI Proposed Technology for a period of no longer than [*****] from the date of receipt by MBI of the written notice from Scotts pursuant to Section 3.3 above in connection with such MBI Proposed Technology (the “Negotiation Period”).

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5.3     Supplied Price.  The Parties acknowledge and agree that, as a term of any separate mutually agreeable Commercial Supply and License Agreement, MBI shall supply a suitable form (e.g., a technical grade active ingredient, a final formulation, etc.) of the subject MBI Proposed Technology to Scotts at a price that is: (a) [*****]. In determining [*****], the Parties shall consider any available historical price data for comparable product(s) commercialized in the Ag Market and/or Consumer Market, as applicable, [*****].

5.4    Exclusivity of Supply and Purchase.  The Parties acknowledge and agree that, as a term of any separate mutually agreeable Commercial Supply and License Agreement, MBI shall supply a suitable form (e.g., a technical grade active ingredient, final formulation, etc.) of the subject MBI Proposed Technology to Scotts on an exclusive basis in the Consumer Market for an ongoing period under such Commercial Supply and License Agreement [*****]. Under any Commercial Supply and License Agreement, Scotts will agree to exclusively purchase all of its requirements of the subject MBI Proposed Technology from MBI.

5.5    Other Terms of Commercial Supply and License Agreement.   The Parties acknowledge and agree that any separate mutually agreeable Commercial Supply and License Agreement may contain certain additional terms and conditions, further to those expressly provided for in this Article 5, as are customary and appropriate for such an agreement.

5.6     Final Approval; Effect of No Agreement.   If, upon expiration of the Negotiation Period, the Parties have not executed a Commercial Supply and License Agreement with respect to such MBI Proposed Technology, then, in each case, such MBI Proposed Technology shall be deemed to be a Declined MBI Technology, and, effective immediately, the Exclusivity Period and Exclusivity Grant with respect to such Declined MBI Technology shall terminate, MBI shall be free to explore the possibility of commercializing any such Declined MBI Technology in the Consumer Market in the Territory with a third party and such Declined MBI Technology shall be free from further restriction or limitation of any kind under this Agreement or otherwise.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

Article 6.

GOVERNANCE

6.1     Project Management Committee.  The Parties shall appoint and maintain a committee, which shall be comprised of one representative of each Party, as an advisory body to manage the Parties’ collaborative activities under this Agreement and to provide a forum for the Parties to address issues relating to this Agreement and the activities performed hereunder (the “Project Management Committee”).

6.2    Meetings.  The Project Management Committee shall meet (telephonically or in person) periodically, and in any event no less than once per calendar quarter during the Term of this Agreement, to review and discuss the MBI Technology Portfolio and/or each Party’s activities under this Agreement, including but not limited to any MBI Proposed Technology, the status of any evaluations by Scotts regarding any such MBI Proposed Technology, any Development Projects and/or a need therefor, budgets under any Project Plans and expenditures pursuant to such budgets, and the like. In addition, the Project Management Committee shall hold special meetings (telephonically or in person) if requested by any member of the Project Management Committee or either Party.

6.3    Authority.  The Parties agree that the Project Management Committee shall be only an advisory body and shall have no authority to bind the Parties. The Parties may only waive, modify, or amend this Agreement or any Project Plan by a written instrument duly executed on behalf of the Parties as set forth in Section 12.16 hereof.

6.4    Responsibilities.    The Project Management Committee shall have responsibility for at least the activities identified in this Section 6.4 and its subsections.

6.4.1    New Development Projects.  The Project Management Committee shall recommend and advise, pursuant to Article 4 hereof, whether a Development Project shall be established to perform additional development activities specific to commercialization in the Consumer Market in the Territory for an MBI Proposed Technology. Additionally, the Project Management Committee may propose that the Parties undertake any other collaborative development activities as a Development Project under this Agreement. The details of any Development Project shall be mutually agreed by the Parties and described in writing in a corresponding Project Plan that is duly executed on behalf of the Parties pursuant to Article 4 hereof.

6.4.2    Target Range Price Per Unit for the Consumer Market.  Prior to commencement of work by either Party in connection with any Development Project, the Project Management Committee shall identify a target range for the price per unit of a suitable form (e.g., a technical grade active ingredient, final formulation, etc.) of the subject MBI Proposed Technology for potential commercialization in the Consumer Market in the Territory, which target range shall be noted in the corresponding Project Plan. In determining any such target range for the price per unit, the Parties shall consider any available historical price data for comparable product(s) commercialized in the Consumer Market in the Territory.

Article 7.

CONFIDENTIAL INFORMATION

7.1    Confidential Information.  All information related to this Agreement or MBI’s or Scotts’ business or products or technologies, written and oral, furnished, directly or indirectly, by a Party (“Discloser”) or the Discloser’s directors, officers, employees, consultants, affiliates, agents or representatives (collectively, “Representatives”), to the other Party (“Recipient”) or Recipient’s Representatives in connection with this Agreement, including all Project Plans attachments hereto, shall be considered Discloser’s “Confidential Information”. Notwithstanding the foregoing, the following shall not be considered Discloser’s Confidential Information: (a) information which is or becomes publicly available other than as a result of a disclosure by Recipient or Recipient’s Representatives, (b) information which is or becomes available to Recipient on a non-confidential basis from a source which, to the best of Recipient’s knowledge after due inquiry, is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to Discloser, or (c) information which is independently developed by Recipient or Recipient’s Representatives without use or reference to Discloser’s Confidential Information. Discloser’s Confidential Information shall include all tangible and electronic copies of Discloser’s Confidential Information. Discloser’s Confidential Information shall not become non-confidential as a result of being included in documents that also contain non-Confidential Information.

7.2    Non-Disclosure Obligation.  Recipient hereby agrees that Recipient and Recipient’s Representatives (a) will keep the Discloser’s Confidential Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with Section 7.3 hereof below), without Discloser’s prior written consent, disclose any of Discloser’s Confidential Information in any manner whatsoever, and (b) will not use any of Discloser’s Confidential Information other than in connection with its performance and/or obligations under this Agreement. Recipient further agrees to provide access to Discloser’s Confidential Information only to those of Recipient’s Representatives who have a “need to know” such information. Recipient shall inform all of Recipient’s Representatives who have access to Discloser’s Confidential Information of the confidential nature of the Discloser’s Confidential Information and will cause Recipient’s Representatives to observe the terms of this Agreement. Recipient hereby agrees to be responsible for any breach of this Agreement by any of Recipient’s Representatives. Either Party may disclose the existence and terms of this Agreement in connection with a potential acquisition of substantially the entire business of that Party or a private or public offering of either Party’s securities, and each Party may also discuss the terms of this Agreement to its counsel, accountants, directors (including board observers), and agents in accordance with the terms of this Article 7.

7.3    Legally Compelled Disclosures.  In the event that Recipient or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Discloser’s Confidential Information, Recipient will notify Discloser promptly so that Discloser may seek a protective order or other appropriate remedy or, in Discloser’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that Discloser does not waive compliance with the terms of this Agreement, Recipient will furnish only that portion of the Discloser’s Confidential Information which Recipient is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Discloser’s Confidential Information.

7.4    Injunctive Relief.    Each Party agrees that if a court of competent jurisdiction determines that the other Party has breached, or attempted or threatened to breach, its confidentiality obligations to the other Party, the other Party will be entitled to obtain appropriate injunctive relief and other measures restraining further, attempted or threatened breaches, of such obligations. Such relief or measures shall be in addition to, and not in lieu of, any other rights and remedies available to the other Party.

7.5    Return of Information.  Discloser may, for any reason, at any time and from time to time, deliver a written request to Recipient for the return of all, or a portion, of the Discloser’s Confidential Information in the possession of Recipient or Recipient’s Representatives. Upon receiving such written request from Discloser, (a) Recipient shall promptly destroy or deliver to Discloser (as practical) all of Discloser’s Confidential Information that is the subject of Discloser’s request, and any copies thereof, in Recipient’s or Recipient’s Representatives’ possession, and (b) neither Recipient nor any of Recipient’s Representatives shall retain any copies thereof. Any oral Confidential Information will continue to be subject to the terms of this Agreement.

Article 8.

INTELLECTUAL PROPERTY

8.1    Background IP.

8.1.1    MBI Background IP.  As between the Parties, MBI owns or retains all right, title, and interest in the MBI Background IP.

8.1.2    Scotts Background IP.    As between the Parties, Scotts owns or retains all right, title, and interest in the Scotts Background IP.

8.1.3    Limited License to Scotts.    Subject to the terms and conditions hereof and the terms and conditions of the MTA, MBI hereby grants to Scotts a limited, non-sublicensable and non-transferable license (or sublicense, as applicable) under the MBI Background IP to the extent necessary for Scotts to perform evaluations under the terms of this Agreement and the MTA of MBI Proposed Technology and any development activities under a Development Project as detailed in a corresponding executed Project Plan. For purposes of clarity, Scotts shall have no rights in the MBI Background IP for purposes of commercialization unless and until the Parties enter into a separate mutually agreeable Commercial Supply and License Agreement. The license granted in this Section 8.1.3 will continue for the Term of this Agreement, or, as to any MBI Proposed Technology that is the subject of an executed Project Plan, the term of such Project Plan, unless this Agreement, or such Project Plan, is earlier terminated in accordance with Article 10 or otherwise.

8.1.4    No Other License.  Except as expressly provided herein, and unless otherwise agreed in writing by the Parties, neither Party grants to the other Party any right or license under or to its respective Background IP.

8.2    Development IP.

8.2.1    Ownership by Scotts; License to MBI.  Subject to the terms and conditions hereof, Scotts shall solely own any and all Development IP that may arise under this Agreement and (A) is derived from solely (i) Scotts Background IP or Scotts’ Confidential Information, or (ii) contributions by one or more of Scotts’ employees, and (B) is not an improvement to an active ingredient compound within the MBI Background IP (collectively, the “Scotts Development IP); and, subject to negotiation by the Parties of a separate mutually agreeable reasonable royalty-bearing license agreement, Scotts will grant to MBI an exclusive, reasonable royalty-bearing, worldwide license to such Scotts Development IP, with a right to sublicense, for use solely outside the Consumer Market. For purposes of clarity, MBI shall have no rights to use any Scotts Development IP outside the Consumer Market or otherwise, unless and until the Parties enter into a separate mutually agreeable licensing agreement under which MBI would pay Scotts a reasonable royalty for such rights. Further, during the Term of this Agreement, other than to MBI, Scotts shall not grant to a third party any license or right to any Scotts Development IP outside of the Consumer Market, nor shall Scotts itself use the Scotts Development IP in any market or markets other than the Consumer Market.

8.2.2    Ownership by MBI.  MBI shall solely own any and all Development IP that may arise under this Agreement and is derived from solely (i) MBI Background IP or MBI’s Confidential Information, or (ii) contributions by one or more of MBI’s employees (collectively, the “MBI Development IP”); and all such MBI Development IP immediately and automatically becomes part of the MBI Technology Portfolio and subject to Scotts’ exclusive rights under the Exclusivity Grant. For purposes of clarity, Scotts shall have no rights in the MBI Development IP for purposes of commercialization unless and until the Parties enter into a separate mutually agreeable Commercial Supply and License Agreement.

8.2.3    Joint Ownership.  Unless otherwise agreed in a separate written and executed agreement by the Parties, notwithstanding the provisions of Sections 8.2.1 and 8.2.2 above, the Parties shall jointly own any and all Development IP that may arise under this Agreement and (A) is derived from a combination of (i) Scotts Background IP or Scotts’ Confidential Information and MBI Background IP or MBI Confidential Information, or (ii) contributions by one or more of Scotts’ employees and contributions by one or more of MBI’s employees, and (B) is not an improvement to an active ingredient compound within the MBI Background IP (collectively, the “Joint

Development IP”); provided that neither Party shall have any rights in the Joint Development IP for purposes of commercialization (by itself or via any third party) unless and until the Parties enter into a separate mutually agreeable reasonable royalty-bearing license agreement under which the Parties shall specify rights and obligations as between the Parties with respect to the Joint Development IP.

8.2.4    Patents; Further Assistance.  Each Party may, at its sole discretion and at its own expense, file one or more applications for patents directed to its respective Background IP or Development IP. The other Party shall promptly execute and deliver any assignments, descriptions, or other instruments as may be necessary or proper in the reasonable opinion of the first Party to vest in the first Party title to its respective Background IP or Development IP and to enable the first Party to obtain and maintain the entire right and title to its respective Background IP or Development IP throughout the world. The other Party shall also render to the first Party, at the first Party’s expense, such assistance as the first Party may reasonably require in the preparation and prosecution of applications for patents in connection with its respective Development IP, and in any litigation in which the first Party may be involved relating to its respective Background IP or Development IP. For any Joint Development IP, each Party shall confer in good faith with the other to decide whether and when to file one or more applications for patents directed to the same, select suitable patent counsel, agree upon how costs shall be handled, and the like. For purposes of clarity, in any event, neither Party shall file an application for patent directed to any Joint Development IP without providing thirty (30) days prior written notice to the other Party. Each Party shall promptly execute and deliver any assignments, descriptions, or other instruments as may be necessary or proper in the reasonable opinion of either Party to vest in each Party joint title to the Joint Development IP and to enable each Party to obtain and maintain the entire joint right and title to the Joint Development IP throughout the world.

Article 9.

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

9.1    Representations.  Each Party represents, warrants and covenants to the other that: (a) it has the full power and authority to enter into and fully perform this Agreement; (b) it has sufficient right and authority to grant all licenses and rights granted or agreed to be granted by it hereunder to the other Party; and (c) at all times, it will comply with all applicable material international, federal, national, state, provincial, and local laws, treaties, directives, and/or regulations.

9.2    Disclaimer of Other Warranties.  THE WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY EXECUTED PROJECT PLAN, IF ANY, ARE THE EXCLUSIVE WARRANTIES AND ARE IN LIEU OF ALL OTHER WARRANTIES, AND NEITHER MBI NOR SCOTTS MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE, NONINTERRUPTION OF

OPERATION, OR RESULTS WHICH MAY BE OBTAINED FROM ANY ACTIVITY HEREUNDER. MBI ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY SCOTTS OF ANY PRODUCTS OR TECHNOLOGY.

9.3    LIMITATION OF LIABILITY.    EXCEPT FOR (A) BREACH BY EITHER PARTY OF ARTICLE 7 (CONFIDENTIALITY) OR BREACH BY EITHER PARTY OF ARTICLE 8 (INTELLECTUAL PROPERTY), OR (B) IN CONNECTION WITH ANY INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY OF A PARTY BY THE OTHER PARTY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT AND UNDER NO LEGAL THEORY IN TORT (INCLUDING NEGLIGENCE), CONTRACT, OR OTHERWISE, INCLUDING ANY EQUITABLE THEORY, SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR REVENUES OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER, OUT OF, IN RELATION TO, OR IN CONNECTION WITH THIS AGREEMENT OR ANY PROJECT PLAN, OR ITS NEGOTIATION, PERFORMANCE, TERMINATION, OR ANY OTHER MEANS, AND REGARDLESS OF THE FORM OF ACTION UPON WHICH A CLAIM FOR SUCH DAMAGES MAY BE BASED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES AGREE THAT IF ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSION OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN EFFECT.

Article 10.

TERM AND TERMINATION

10.1    Term.  The term of this Agreement shall commence on the Effective Date and continue until the earlier of: (a) the termination or expiration of the Exclusivity Period, or (b) the termination or expiration of this Agreement in accordance with this Article 10 (the “Term”). The Parties may extend the Term on terms mutually agreed upon in writing by the Parties. The provisions of Articles 7, 8, 9, 10, 11 and 12 of this Agreement shall survive the termination or expiration of this Agreement to the extent applicable to any executed Project Plans the terms of which extend beyond the termination or expiration date of this Agreement.

10.2    Termination Upon Default or Breach.  Either Party may terminate this Agreement in the event that the other Party materially defaults in performing any obligation under this Agreement or otherwise is in breach of any material provision of this Agreement and such default or breach continues unremedied for a period of thirty (30) days following written notice of such default or breach, such termination being effective as of the end of the thirty (30) day period if such default or breach continues unremedied, or, in the event that the other Party materially defaults or breaches this Agreement in a manner that is incapable of cure, then this Agreement will automatically terminate upon notice from the non-defaulting, non-breaching Party. During a cure period, if any, neither Party may suspend its performance under this Agreement.

10.3    Termination Upon Insolvency.    Either Party may terminate this Agreement: (a) upon the institution of insolvency, receivership of bankruptcy proceedings or any other proceedings for the settlement of debts of the other Party; (b) upon the making of an assignment for the benefit of creditors by the other Party; or (c) upon the dissolution of the other Party.

Article 11.

INDEMNIFICATION

11.1    Indemnity for MBI; Product Liability.    Scotts shall indemnify, hold harmless and defend MBI, its affiliates and subsidiaries, and its and their respective employees, officers, and directors from and against any and all liabilities, losses, claims, judgments, assessments, obligations, penalties, damages, costs, and expenses (including reasonably incurred attorneys’ fees) (collectively, “Damages”), resulting from, or arising out of (i) Scotts’ material breach of any of its duties or obligations under this Agreement, and/or (ii) the willful misconduct of Scotts, its employees, or agents in the performance of Scotts’ duties and obligations, including its representations and warranties, under this Agreement. Scotts shall also indemnify, hold harmless and defend MBI, its affiliates and subsidiaries, and its and their respective employees, officers and directors from and against any and all Damages suffered by Scotts, or purchasers or users of any products sold by or for Scotts, or any other party, resulting from, or arising out of, personal injury, death, or property damage related to the manufacture, use, sale or import of such products in the Consumer Market (“Product Liability”), but only to the extent such Damages are not expressly within the MBI Product Liability Indemnity (as defined below).

11.2    Indemnity for Scotts; Product Liability.    MBI shall indemnify, hold harmless and defend Scotts, its affiliates and subsidiaries, and its and their respective employees, officers and directors from and against any and all Damages resulting from or arising out of (i) MBI’s material breach of any of its duties or obligations under this Agreement, (ii) the willful misconduct of MBI, its employees or agents in the performance of MBI duties or obligations, including its representations and warranties, under this Agreement, and/or (iii) a claim of infringement by MBI’s IP Rights of a valid third party patent, trade secret, or other intellectual property right to the extent such claim is based solely upon Scotts’ use of MBI Proposed Technology in compliance with this Agreement (and not with any IP Rights of Scotts or any third party); provided that nothing in this Agreement shall limit MBI’s ability to enter into any license or other agreement as necessary to make any MBI IP Rights non-infringing or modify any IP Rights so as to be non-infringing (and to replace any such otherwise used hereunder). MBI shall also indemnify, hold harmless and defend Scotts, its affiliates and subsidiaries, and its and their respective employees, officers and directors from and against any and all Damages resulting from, or arising out of Product Liability claims, but only to the extent such Damages are attributable to MBI Proposed Technology used in accordance with the terms and conditions of any applicable Commercial Supply and License Agreement and such Damages could not have been avoided by the use of such MBI Proposed Technology in unmodified form or without combination with other technologies or compounds (the “MBI Product Liability Indemnity”).

11.3    Notice.    In any action covered by the above indemnifications, and to obtain indemnification from the other Party under this Article 11, the Party requesting indemnification must: (i) notify the indemnifying Party in writing promptly after the Party requesting indemnification receives notice of the claim or allegation; (ii) allow the indemnifying Party to have sole control of the defense and all related settlement negotiations; and (iii) provide the indemnifying Party with reasonable assistance, information and authority as necessary to perform its obligations under this Article 11. The indemnifying Party may direct the defense by counsel of its own choice, and the Party requesting indemnification shall be given the opportunity to participate in such defense, and to be represented by counsel of its own choice and to direct its own defense, but in such case, it shall bear its own counsel fees and expenses.

11.4    Exception to Indemnity. The indemnity provisions of this Article 11, and the obligations to provide indemnification hereunder, shall not apply to the extent that the Party requesting indemnification is at fault or the claims at issue are or reasonably likely to be less than [*****]. The indemnity provisions of this Article 11 shall survive any termination of this Agreement.

Article 12.

MISCELLANEOUS PROVISIONS

12.1    Survival.  The provisions of Sections 2.4(d), 2.6 and 10.1 and Articles 7, 8, 9, 11, and 12 shall survive termination of this Agreement. All other rights and obligations of the Parties shall cease upon termination of this Agreement.

12.2    Relationship of Parties.  This Agreement does not create, and shall not be deemed to create, a partnership, joint venture, agency or any similar relationship or arrangement between the Parties hereto. In carrying out its duties and performing its obligations hereunder, each of the Parties hereto is acting as an independent contractor, and the employees, subcontractors, agents, or other representatives of one of them shall not be deemed to be employees, subcontractors, agents, or other representatives of the other.

12.3    Publicity.  Upon execution of this Agreement or any Project Plan hereunder, and from time to time with each Party’s consent, the Parties shall issue a mutually agreed upon press release or other promotion describing the general nature of such agreement(s) between or activities by the Parties. These shall include joint announcements on discovery and commercialization and joint presentations at company or industry events. Otherwise, neither Party may make public use of the other Party’s name, proprietary marks, product names, or otherwise refer to or identify the other Party,

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission or its divisions and/or subsidiaries, in any advertising, publicity releases, or promotional or marketing correspondence, except to the extent required by law and except as provided in Article 7 above, without securing the prior written consent of such other Party.

12.4    Counterparts.    This Agreement may be executed in any number of counterparts, all of which constitute one and the same instrument, and any Party may execute this Agreement by signing and delivering one or more counterparts.

12.5    Assignment.  Neither Party may, by operation of law or otherwise, assign, sublicense, or otherwise transfer any of its right or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the preceding, either Party may assign, transfer, or otherwise delegate all of its rights and obligations under this Agreement to any successor in interest or purchaser of all or substantially all of its assets, provided that the assignor undertakes to inform in writing the other Party as soon as reasonably possible. Any prohibited assignment, sublicense, or transfer shall be null and void. This Agreement shall bind, benefit, and be enforceable by and against both Parties and their respective successors and permitted assigns.

12.6    Notices.  Except as expressly provided otherwise in this Agreement, all notices, consents, and other communications required or permitted under this Agreement shall be in writing and sent via courier, postage prepaid, with a soft copy via electronic mail or transmitted by facsimile transmission, to the address specified below, or such other address as either Party may indicate by notice to the other Party:

If to Scotts:	If to MBI:

[*****] [*****] Global R&D Outdoor Living The Scotts Company LLC 14111 Scottslawn Road Marysville, Ohio 43041, U.S.A. [*****]	Pamela G. Marrone Founder & CEO Marrone Bio Innovations, Inc. 2121 Second Street, Suite 107B Davis, California 95618, U.S.A. PHONE 530-750-2800 FAX 530-750-2808 [*****]

12.7    Applicable Law.  This Agreement shall be governed by the internal substantive laws of the State of Delaware, United States of America, without regard to conflict of laws principles.

12.8    Disputes.  Other than as provided in Article 2 or Article 10, any and all disputes arising under, out of, or in relation to this Agreement, its formation, performance or termination (“Disputes”) shall initially be referred to the Project Management

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

Committee. If the Project Management Committee cannot resolve a Dispute within thirty (30) days of referral, the Dispute shall be referred to senior management from both Parties, who shall meet and attempt to resolve the Dispute. If the Dispute has still not been resolved within fourteen (14) days of such referral, either Party may institute legal proceedings in accordance with Sections 12.7, 12.9, and 12.10 hereof. Other than as provided in Article 2 or Article 10, the dispute resolution procedure set forth in this Section 12.8 is mandatory, and neither Party shall institute legal proceedings until it has been exhausted, provided, that either Party may resort to court action for injunctive relief at any time if, in such Party’s good faith belief, the delay associated with the dispute resolution processes set forth in this Section 12.8 would permit or cause irreparable injury to such Party or any third party claiming against such Party.

12.9    Jurisdiction and Venue.    Disputes that have not been resolved in accordance with the Section 12.8 hereof shall be finally and conclusively determined by a bench trial in a state or federal court sitting in the State of Delaware. MBI and Scotts expressly consent and submit to the personal jurisdiction of any state or federal court sitting in the State of Delaware. Both Parties further consent, submit to, and agree that venue in any such suit, action, proceeding, or claim is proper in said court and further expressly waive any and all personal rights under applicable law or in equity to object to the jurisdiction and venue of said court. MBI and Scotts hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right such Party has to a trial by jury in any litigation between them arising under, out of, or in relation to this Agreement, its formation, performance, or termination.

12.10    Attorneys’ Fees.  If any legal action is necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, costs, and expenses in addition to any other relief to which such prevailing Party may be entitled.

12.11    No Waiver.  The failure by a Party to exercise any right hereunder shall not operate as a waiver of such Party’s right to exercise such right or any other right in the future. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provisions of this Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the Party waiving the breach.

12.12    Force Majeure.  Neither Party shall be considered in default or incur any liability hereunder due to any material failure in its performance of this Agreement should such failure arise out of causes beyond its control, including, without limitation, work stoppages, fires, riots, accidents, floods, storms, or failures of communications or software. The time for performance shall be extended for a period equal to the duration of the conditions preventing performance; provided, however, that such extension may not exceed thirty (30) days without the written consent of the performing Party. In such event, after the 30-day window or such other longer term as may be agreed between the Parties, the performing Party may terminate this Agreement upon written notice to the non-performing Party.

12.13    Severability.  Each of the covenants of the Parties contained in this Agreement shall be deemed and shall be construed as a separate and independent covenant and should any provision of any such covenants be held or declared invalid, illegal or unenforceable by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the Parties not held or declared invalid, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision were not contained herein. Furthermore, it is the intention of the Parties hereto that such provision determined to be illegal, invalid, or otherwise unenforceable, to the extent possible, shall be reformed and construed in a manner which would be valid and enforceable to the maximum extent of the law.

12.14    Section Headings; Attachments.    The section and subsection headings used herein are for reference and convenience only, and shall not affect the interpretation hereof.

12.15    Third Party Beneficiaries.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended or should be construed to confer upon any other person any right, remedy or claim under or by virtue of this Agreement.

12.16    Entire Agreement; Amendment and Waiver.    Each Party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms, and further agrees that this Agreement, any Project Plans, and the MTA, each of which are incorporated herein, constitute the complete and exclusive statement of the agreement between the Parties and supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. No purchase order, or other ordering or confirming document or any handwritten or typewritten text issued by either Party which purports to modify or supplement the text of this Agreement shall add to or vary the terms of this Agreement. This Agreement may not be modified or altered, and its terms may not be waived, except by a written instrument duly executed on behalf of the Parties (or, in the case of waiver, by the Party against whom such waiver is to be enforced).

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have caused this Technology Evaluation and Master Development Agreement to be duly executed by their respective officers duly authorized therefor and to be effective as of the Effective Date.

SCOTTS:

The Scotts Company LLC

By:	/s/ Steve Titko

Name:	Steve Titko

Title:	V.P. Global Innovation

MBI:

Marrone Bio Innovations, Inc.

By:	/s/ Pam Marrone

Name:	Pamela G. Marrone

Title:	CEO & Founder